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CORPORATE PRESS RELEASE

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           CHARLES RIVER LABORATORIES ANNOUNCES CASH TENDER OFFER FOR
         OUTSTANDING SENIOR SUBORDINATED NOTES AND CONSENT SOLICITATION

         WILMINGTON, MASS.; JANUARY 15, 2002: Charles River Laboratories International, Inc. (NYSE: CRL) announced today that its wholly-owned subsidiary, Charles River Laboratories, Inc., has commenced a cash tender offer for any and all of its outstanding 13.5% Senior Subordinated Notes due 2009. The tender offer will commence tomorrow, January 16, 2002 at 9:00 a.m. Eastern Standard Time (EST) and expire at 9:00 a.m. EST on February 14, 2002, unless extended or terminated by the Company.

         The tender offer is made upon the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated January 16, 2002. Under the terms of the offer, the Company will purchase the outstanding notes at a price to be determined three business days prior to the expiration date of the tender offer by reference to a fixed spread of 75 basis points over the yield to maturity of the 6.00% U.S. Treasury Notes due August 15, 2004, plus accrued and unpaid interest up to but not including the day of payment for the notes. Included in this purchase price is a consent payment equal to $13 per $650 principal amount of the notes (the original principal amount of $1,000 having been reduced as a result of the Company's August 2000 exercise of an option to redeem 35% of the aggregate principal amount), which will be paid to those holders who validly consent to the proposed amendments to the indenture governing the notes. Payment for validly tendered notes is expected to be made promptly following the expiration of the tender offer.

         In connection with the tender offer, the Company is seeking consents from the holders of the notes to amend the indenture governing the notes by eliminating certain restrictive provisions. Subject to certain conditions, each holder of the notes who consents to the proposed amendments by validly tendering such holder's notes on the later of January 30, 2002 or the date on which a majority of the holders (in aggregate principal amount of the notes) has duly executed the consents, unless extended, will receive the consent payment. Tendered notes may not be withdrawn and consents may not be revoked after such time and date except in certain limited circumstances.

         Credit Suisse First Boston Corporation is acting as the dealer manager in connection with the tender offer and solicitation of consents. The Information Agent is MacKenzie Partners, Inc., and the Depositary is State Street Bank. Copies of the Offer to Purchase and Consent Solicitation Statement and related materials are available by contacting the Information Agent at (212) 925-5500 (call collect). Persons with questions regarding the tender offer and consent solicitation should contact Credit Suisse First Boston's Liability Management Group at either (212) 538-8474 or (800) 820-1653.

         Charles River Laboratories International, Inc. is a holding company for Charles River Laboratories, Inc. Both companies are publicly registered, and each files separate financial statements and reports with the SEC. Charles River Laboratories, Inc., based in Wilmington, Massachusetts, is a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. The Company is the global leader in providing the animal research models required in research and development for new drugs, devices and therapies. The Company also offers a broad and growing portfolio of biomedical products and services that enable customers to reduce cost, increase speed, and enhance productivity and effectiveness in drug discovery and development. Charles River's customer base spans over 50 countries, and


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includes all of the major pharmaceutical and biotechnology companies, as well as many leading hospitals and academic institutions. The Company operates 76 facilities in 15 countries worldwide. For more information, visit the Company's web site at http://www.criver.com.

         CAUTION CONCERNING FORWARD-LOOKING STATEMENTS: This document includes certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward looking statements, including acquisition integration risks, special interest groups, contaminations, industry trends, new displacement technologies, outsourcing trends, USDA and FDA regulation, changes in law, special interests groups, continued availability of products and supplies, personnel and control, and others that are described in more detail in the Risk Factors contained in the Company's most recent annual report on Form 10-K, as of December 30, 2000, as well as its other periodic SEC filings. The Company disclaims any intent or obligation to update forward looking statements, and otherwise claims the safe harbor protections for forward looking statements afforded under The Private Securities Litigation Reform Act of 1995.


For more information, contact:
Christopher DiFrancesco
Director, Corporate Communications and Investor Relations
(ir@criver.com)
978-658-6000 ext. 1508